Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 of GCT Semiconductor, Inc. of our report dated September 14, 2011, except as it relates to Liquidity and Management plans described in Note 1 as to which the date is February 15, 2012, relating to the financial statements of GCT Semiconductor, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 15, 2012